UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 7, 2008

Claire's Stores, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Florida	333-148108	59-0940416
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3 S.W. 129th Avenue, Pembroke Pines, Florida		33027
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	954-433-3900

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Chief Financial Officer

Claire’s Stores, Inc. (the "Company") has appointed J. Per Brodin to serve as its new Senior Vice President and Chief Financial Officer, effective February 11, 2008. Mr. Brodin succeeded Ira D. Kaplan as the Company’s principal financial officer and principal accounting officer. A press release issued by the Company on February 11, 2008 announcing these events is attached to this Form 8-K as Exhibit 99.1 and is incorporated by reference herein.

Between November 2005 and February 2008, Mr. Brodin, age 46, served in various positions at Centene Corporation, including Senior Vice President, Chief Financial Officer, Vice President and Chief Accounting Officer. From March 2002 to November 2005, Mr. Brodin served as Vice President, Accounting and Reporting for the May Department Stores Company. From 1989 to February 2002, Mr. Brodin was with the Audit and Business Advisory Practice of Arthur Andersen, LLP.

In connection with his employment with the Company, Mr. Brodin will receive an annual base salary of $440,000 and an annual target bonus of 60% of his base salary. The actual amount of the bonus, which will range from 30% to 90% of Mr. Brodin’s base salary, will depend upon the achievement of certain annual performance objectives. Mr. Brodin will also receive a time option to purchase 60,000 shares of common stock of Claire’s Inc. ("Parent") at an exercise price of $10.00 per share and a target performance option to purchase 60,000 shares of common stock of Parent at an exercise price of $10.00 per share. In addition, Mr. Brodin has the opportunity to purchase up to an additional 25,000 shares of common stock of Parent at a purchase price of $10.00 per share, and in return for such investment will receive an option to purchase an equal number of shares of common stock of Parent at an exercise price of $10.00 per share. This matching option will vest in two equal annual installments, 12 months and 24 months respectively, after the date of issue. Mr. Brodin is entitled to expense reimbursement and other customary employee benefits, as well as relocation and temporary housing expenses. Mr. Brodin is also entitled to receive a severance payment equal to 12 months of his base salary, subject to reduction for amounts earned from other employment during the 12-month period, in the event his employment is terminated without cause. Mr. Brodin is subject to customary restrictive covenants, such as non-competition, non-solicitation and non-disclosure covenants, for a period of 12 months following the termination of his employment.

The time and performance option grants mentioned above are nonqualified options which were granted under the Claire’s Inc. Amended and Restated Incentive Plan (the "A&R Plan"), and all shares issued to Mr. Brodin are generally subject to the restrictions set forth in the A&R Plan. The description herein of the terms of the option grants is only a summary, and is qualified in it entirety by reference to the A&R Plan, and the standard forms of option grant letters, copies of which are attached as exhibits to the Company’s Registration Statement on Form S-4 (Reg. No. 333-148108) filed with the Securities and Exchange Commission (the "SEC").

Effective with the appointment of Mr. Brodin, Mr. Kaplan will no longer serve as Chief Financial Officer of the Company, pursuant to a notice delivered to him on February 7, 2008. Pursuant to Mr. Kaplan’s employment agreement with the Company, subject to his execution of a release of claims, Mr. Kaplan will be entitled to receive the following severance payments: (i) an amount equal to two-and-one-half (2.5) times his annual base salary; (ii) an amount equal to two-and-one-half (2.5) times his average annual incentive compensation in respect of the prior three fiscal years; and (iii) an amount equal to such average annual incentive compensation, prorated for the time for which he was employed during the fiscal year of his termination. The aggregate cash severance amount payable to Mr. Kaplan pursuant to clauses (i) through (iii) above is estimated to be approximately $2.2 million. In addition, Mr. Kaplan is entitled to receive payment for accrued vacation, medical and dental coverage for himself and his eligible dependents for a period of up to thirty (30) months following his termination date.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Claire's Stores, Inc.

February 13, 2008	By:	/s/ Rebecca R. Orand

Name: Rebecca R. Orand
Title: Senior Vice President and General Counsel

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Exhibit Index

Exhibit No.	Description

99.1	Press Release of the Company dated February 11, 2008